CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT. THE REDACTIONS ARE INDICATED WITH “[**]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

COPPER CONCENTRATES SALES AGREEMENT
AMONG
LOUIS DREYFUS COMPANY METALS SUISSE `S.A.,
AND
TERRANE METALS CORP.,
AND
THOMPSON CREEK METALS COMPANY INC.

LOUIS DREYFUS REFERENCE: P100.01728

Dated as of May 6, 2016

TABLE OF CONTENTS

1.	DEFINITIONS 1

2.	QUANTITY AND DURATION 1

2.01	Annual Quantity 1

2.02	Base Amounts 1

2.03	Duration 1

3.	QUALITY 2

3.01	Chemical and Physical Specification 2

3.02	WARRANTY DISCLAIMER 2

3.03	LIABILITY DISCLAIMER 2

4.	DELIVERY 2

4.01	Annual Schedule 2

4.02	Delivery 3

4.03	Discharging Berth; Vessel Dimensions 3

4.04	Discharge Rates and Terms 4

4.05	Notice of Readiness 4

4.06	Calculation of Laytime 5

4.07	Demurrage and Despatch 5

4.08	Vessel Characteristics 6

4.09	Overtime 6

4.10	Port Charges; Discharge Procedures 6

4.11	Stevedore Damage 6

4.12	Nomination of Vessels 6

4.13	Notices 7

4.14	Alternative Port 7

5.	TITLE AND RISK OF LOSS 7
5.01 The Seller’s Warranties on Title                    7

5.02	Title and Risk of Loss 8

6.	INSURANCE 8

6.01	Cargo Insurance 8

6.02	Amount of Coverage 8

6.03	Period of Coverage 8

6.04	Evidence of Insurance 8

7.	PRICE 8

7.01	Compensation for Concentrates 8

7.02	Copper Payment 8

7.03	Gold Payment 8

7.04	Silver Payment 9

7.05	Alternate Pricing 9

7.06	Quotational Period 10

7.07	Deductions 11

7.08	Treatment Charge 11

7.09	Copper Refining Charge 11

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

- ii -

7.10	Precious Metal Refining Charge 12

7.11	[**] 12

7.12	Penalties 12

8.	PAYMENT 13

8.01	Manner of Payment 13

8.02	Payment of Total Compensation 13

8.03	Advance Payment Option 14

8.04	Provisional Invoices 14

8.05	Final Payment 15

8.06	Late Payment 16

8.07	Price Determination in the Event of Loss 16

8.08	Taxes, Tariffs and Duties 16

9.	WEIGHING, SAMPLING, DETERMINATION OF MOISTURE 16

9.01	General Procedure 16

9.02	Determination of Dry Weight and Moisture 18

9.03	Sample Lots 18

9.04	Number and Handling of Samples 18

9.05	Penalty Samples 18

10.	ASSAYS 19

10.01	Copper, Gold and Silver Content 19

10.02	Method for Determining Final Analysis 19

10.03	Umpire Assays 19

10.04	Final Analysis based on Umpire’s Assay 19

10.05	Parcel Content 19

10.06	Royal Gold Interest 20

11.	FORCE MAJEURE AND TERMINATION 20

11.01	Force Majeure 20

11.02	Termination 21

12.	REFEREES 21

12.01	Selection of Referees 21

12.02	Submission of Positions 22

12.03	Proceeding; Final Determination 22

12.04	The Decision 22

12.05	Costs 22

13.	MISCELLANEOUS 23

13.01	Guarantee 23

13.02	Non-Waiver 23

13.03	Assignment 23

13.04	Benefit of Agreement 24

13.05	Amendments 24

13.06	No Third-Party Beneficiaries 24

13.07	Governing law 24

13.08	Confidentiality 24

13.09	Notices 25

13.10	Remedies 25

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

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13.11	Execution in Counterparts 25

13.12	Arbitration 25

13.13	Consent to Jurisdiction 26

13.14	Entire Agreement 26

13.15	Headings 27

13.16	Representations And Warranties 27

13.17	Material Adverse Change 28

13.18	Security Interest 29

DEFINITIONS	A-1

CHEMICAL SPECIFICATION	B-1

UMPIRES	C-1

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

COPPER CONCENTRATES SALES AGREEMENT
This Agreement, effective from May 6, 2016, is made by and among LOUIS DREYFUS COMPANY METALS SUISSE SA, a société anonyme organized under the laws of Switzerland (the “Buyer”), TERRANE METALS CORP., a corporation organized under the laws of British Columbia (the “Seller”), and THOMPSON CREEK METALS COMPANY INC., a corporation organized under the laws of British Columbia (the “Guarantor”).
WHEREAS the Buyer, the Seller and the Guarantor wish to enter into this contract for the sale by the Seller to the Buyer and the purchase by the Buyer from the Seller of Concentrates, and the guarantee by the Guarantor of the Seller’s obligations hereunder, in each case on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Buyer, the Seller and the Guarantor agree as follows:

1.	DEFINITIONS
In this Agreement, unless something in the subject matter or context is inconsistent therewith, capitalized terms shall have the meanings assigned to them in Appendix A.

2.	QUANTITY AND DURATION
2.01    Annual Quantity. Subject to the terms and conditions hereof, including Section 2.04, the quantity of Concentrates which the Seller shall deliver and sell to the Buyer, and the Buyer shall receive and purchase from the Seller, in each Contract Year shall be equal to the Base Amount for that Contract Year, determined pursuant to Section 2.02.
2.02    Base Amounts. In each Contract Year beginning January 1, 2017 and ending December 31, 2019, the Base Amount shall be 40,000 DMT of Concentrates.
2.03    Duration.
(a)This Agreement shall commence on the date hereof and, unless earlier terminated in accordance with the terms and conditions hereof (including pursuant to Section 11.01(f), Section 11.02 or Section 13.17(a)) shall terminate on December 31, 2019.
(b)Not later than July 1, 2019, the Seller and the Buyer shall meet to discuss and endeavour to agree upon the terms of a further agreement respecting the purchase and sale of Concentrates after December 31, 2019; provided that any failure by the Seller and the Buyer to agree on the terms of any new contract shall not give rise to any liability or affect the termination of this Agreement as aforesaid.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

3.	QUALITY
3.01    Chemical and Physical Specification
(a)The Concentrates shall be produced from the Production Facility. Appendix B sets out the Seller’s current estimate with respect to the chemical specifications of the Concentrates. The Seller expects, but does not represent or warrant, that the Concentrates delivered to the Buyer shall conform to such estimate.
(b)The Buyer acknowledges that the composition of the Concentrates may vary from the estimate in Appendix B. The Seller shall advise the Buyer from time to time of any material information of which the Seller becomes aware concerning any material changes in the expected characteristics of the Concentrates from the specifications in Appendix B, but such changes shall not affect the Buyer’s obligation to purchase Concentrates hereunder, unless such changes result in a material negative impact upon the Buyer, in which case, the Buyer and the Seller shall proceed pursuant to Section 3.01(c).
(c)If the Seller becomes aware that the specifications of any Parcel, or any portion thereof, deviate materially from the anticipated specifications set out in Appendix B, the Seller shall promptly notify the Buyer and, if such deviation results in a material negative impact upon the Buyer, the Seller and the Buyer shall promptly attempt to negotiate a mutually acceptable adjustment to reasonably compensate the Buyer for such impact, which may include but shall not be limited to the negotiation of a Penalty pursuant to Section 7.12.
3.02    WARRANTY DISCLAIMER. THE BUYER AGREES THAT THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE CONCENTRATES OR REGARDING ANY OTHER MATTERS, OTHER THAN THE EXPRESS WARRANTIES SET OUT IN THIS AGREEMENT. NO REPRESENTATION, WARRANTY OR OTHER STATEMENT MADE BY THE SELLER OR ITS AGENTS, EMPLOYEES, REPRESENTATIVES OR ANY OTHER PERSON ON ITS BEHALF NOT EXPRESSLY CONTAINED IN THIS AGREEMENT SHALL BE BINDING UPON THE SELLER AS A REPRESENTATION OR WARRANTY OR OTHERWISE.
3.03    LIABILITY DISCLAIMER. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR ANY LOSS OF ANTICIPATED PROFITS OR OTHER CONSEQUENTIAL, SPECIAL OR INDIRECT LOSS OR DAMAGE OF ANY NATURE ARISING AT ANY TIME, WHETHER ARISING UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR FOR ANY OTHER CAUSE WHATSOEVER.

4.	DELIVERY
4.01    Annual Schedule
(a)The Concentrates shall be shipped in Parcels of 10,000 DMT (+/- 5% for shipping tolerance only) in each Contract Year.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(b)The Parcels to be delivered in each of the 2017, 2018 and 2019 Contract Years shall be delivered according to an annual shipping schedule, which, subject to Section 4.01(c), shall be mutually agreed upon by the Seller and the Buyer, acting in good faith, prior to November 30th of the preceding Contract Year, with the intention of having shipments distributed as evenly as possible throughout the Contract Year; provided that the Buyer acknowledges that the timing of production of the Concentrates to be sold and delivered hereunder may not permit shipments to the Buyer at approximately even intervals throughout the Contract Year.
(c)Notwithstanding Section 4.01(b), if the Seller and the Buyer cannot agree on the annual shipping schedule (the “Annual Schedule”) for any particular Contract Year then the Seller shall determine the Annual Schedule and, in so doing, shall use commercially reasonable efforts to make shipments of the Parcels at approximately even intervals throughout the Contract Year; provided that the Buyer acknowledges that the timing of production of the Concentrates to be sold and delivered hereunder may not permit shipments to the Buyer at approximately even intervals throughout the Contract Year.
4.02    Delivery
(a)For each Parcel to be shipped to the Buyer hereunder, the Seller shall notify the Buyer of the calendar month during which the Seller expects to ship that Parcel (the “Month of Notified Shipment”) not later than 60 days prior to the first day of the Month of Notified Shipment of that Parcel. The Buyer shall promptly advise the Seller by written notice of the Port of Discharge of each Parcel in sufficient time to allow the Seller to arrange for shipment within the Month of Notified Shipment, but no earlier than 30 days prior to the first day of the Month of Notified Shipment.
(b)Each Parcel to be delivered to the Buyer hereunder shall be delivered by the Seller [**].
(c)For any Parcel delivered to a Port of Discharge that is not [**], the Seller shall be entitled to a credit if the cost of freight and insurance to be borne by the Seller in respect of the Parcel exceeds that which would be required to ship the same Parcel from the Port of Loading to [**], and the Buyer shall be entitled to a credit if such cost is less (such credit in either case, a “Freight and Insurance Credit”); provided that, in the event that the Seller has a contract of affreightment in place, the amount of such Freight and Insurance Credit shall be based on the rate under the Seller’s contract of affreightment for shipping the Parcel from the Seller’s Port of Loading to [**]. If the Seller does not have a contract of affreightment in place, the amount of such Freight and Insurance Credit shall be based on the rate of prevailing market terms for shipping the Parcel from the Seller’s Port of Loading to [**].
(d)The effect of any Freight and Insurance Credit shall be to increase or decrease the Deductions on the relevant Parcel, as provided for in Section 7.07.
4.03    Discharging Berth; Vessel Dimensions. The Buyer shall nominate and guarantee at the intended Port of Discharge for each Parcel one good and safe berth where vessels may arrive,

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

discharge and depart always afloat. Vessels to be discharged at a particular Port of Discharge shall not exceed the maximum dimensions for that port, if any.
4.04    Discharge Rates and Terms
(a)The Buyer shall procure the discharge of each Parcel shipped to it hereunder from the relevant vessel on terms and conditions, including minimum discharge rates for [**], which shall, subject to Section 4.04(c), be negotiated in good faith and mutually agreed by the Seller and the Buyer in respect of each Contract Year, before the beginning of such Contract Year. In agreeing such terms and conditions, the Seller and the Buyer shall have reference to the then prevailing customs at each port; provided that main terms shall be based on C. (Ore) 7. During the Contract Year, if shipment is made to any Port of Discharge for which particular relevant terms and conditions have not been pre-agreed by the Seller and the Buyer, then that Port of Discharge’s prevailing custom shall apply.
(b)If, in the Buyer’s reasonable opinion, any shipment of Concentrates delivered hereunder is unsuitable for normal grab discharge, the Buyer shall promptly notify the Seller, detailing the nature of the problem, and the Seller and the Buyer shall promptly review how to overcome such problem to facilitate discharge. Notwithstanding the foregoing, the Buyer shall use all reasonable efforts to discharge the Concentrates from the vessel in a timely manner and the Seller and the Buyer shall discuss the appropriate allocation of additional costs associated with such discharge.
(c)If the Seller and the Buyer are unable to agree on the appropriate terms and conditions of discharge under Section 4.04(a) or the appropriate allocation of costs under Section 4.04(b), either Party may refer the matter to a Referee for determination under Article 12. During any period of negotiation referred to in Section 4.04(a), or determination by a Referee under this Section 4.04(c), the Buyer shall not delay in the prompt discharge of any vessel or in the timely fulfilment of any other obligation hereunder.
(d)The permitted laytime for each Port of Discharge shall be among the discharge terms to be agreed annually between the Parties under Section 4.04(a) or determined pursuant to Section 4.04(c), as applicable, as shall be the demurrage and despatch rates (in Dollars); provided that the Despatch rate for laytime saved shall in each case be one half of the demurrage rate.
(e)Unless otherwise expressly agreed in writing between the Seller and the Buyer, the terms and conditions of discharge to be determined under Section 4.04(a) or Section 4.04(c) shall be without prejudice to the general delivery and discharge terms and conditions set forth in Sections 4.05 through 4.14.
4.05    Notice of Readiness. The Notice of Readiness in respect of a Parcel shall be tendered in writing by the master of the relevant vessel to the Buyer's Receiving Agent at the Port of Discharge at any time during Normal Office Hours after the relevant vessel has cleared customs, received free pratique and is in all respects ready for discharge whether in berth or not. If Notice of Readiness is tendered on a Sunday or on a Local Holiday, it shall be treated as if it had been

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

tendered at the commencement of the next working day. The Seller shall appoint the vessel’s agent at the Port of Discharge.
4.06    Calculation of Laytime
(a)Laytime at the Port of Discharge shall commence:
(i)    at 13:00 the same day if Notice of Readiness is tendered during Normal Office Hours before 12:00, unless discharge of cargo is commenced sooner, in which event the time actually used shall count as laytime used, and
(ii)    at 08:00 the next day that is not a Local Holiday, if Notice of Readiness is tendered during Normal Office Hours at or after 12:00, unless discharge of cargo is commenced sooner, in which event the time actually used shall count as laytime used.
Laytime shall terminate upon completion of unloading. If the Buyer is able to arrange for discharge to commence before laytime starts, the vessel's master may allow such work to be done and, if so, all time actually used shall count as laytime.
(b)Time lost in waiting for a berth or, at the request of a port authority, moving on or off a berth or from one berth to another, shall count as laytime used. However, if such request is attributable to the vessel, time lost in moving on or off a berth or from one berth to another shall not count as laytime used.
(c)If the designated discharge berth is not available upon arrival at the Port of Discharge due to congestion, the vessel shall be permitted to tender Notice of Readiness in accordance with Section 4.05, and laytime shall be calculated in accordance with this Section 4.06.
(d)Any time lost in discharging a Parcel due to repairs to the applicable vessel’s equipment or the fault of the vessel, its owner, its master or their agents shall not count as laytime or time on demurrage.
(e)In the event that the Parcel is discharged following the discharging from the same vessel of other Concentrates at the same Port of Discharge, laytime shall commence two hours after completion of discharge of the other Concentrates unless sooner commenced or unless discharging of the other Concentrates is not completed during Normal Office Hours. If discharging of the other Concentrates is completed after Normal Office Hours, laytime shall commence at 08:00 on the next working day unless sooner commenced. If the vessel must wait for a discharging berth due to congestion, the laytime used while waiting for the berth shall be pro-rated between the Parcel and the other Concentrates to be discharged at the berth from that vessel according to the proportion that such Parcel bears to all Concentrates being discharged from that vessel at that berth.
4.07    Demurrage and Despatch. With respect to each Parcel, if the actual laytime, as determined pursuant to Section 4.06, exceeds the permitted laytime for the relevant Port of Discharge, demurrage shall be payable by the Buyer to the Seller as an adjustment to the Deductions for the Parcel; conversely, if the actual laytime, as determined pursuant to Section 4.06,

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

is less than the permitted laytime for the relevant Port of Discharge, despatch shall be payable by the Seller to the Buyer as an adjustment to the Deductions.
4.08    Vessel Characteristics. Shipments shall be effected exclusively in single-deck bulk carriers which shall be suitable for mechanical grab discharge. Concentrates shall be stowed and trimmed as per the Seller’s normal practice, provided that no Concentrates shall be loaded in areas inaccessible to the grabs (e.g., bunkers, deep tanks, tunnels, manholes or shafts). The Concentrates shall be stowed separately from other cargoes. Vessels shall be classed 100 A 1 at Lloyd’s or the equivalent and shall be no more than 20 years of age.
4.09    Overtime. Notwithstanding any other provision hereof, any stevedoring overtime payable at the Port of Discharge for discharging outside normal working hours shall be paid by the Party ordering such overtime, except that officers’ and crews’ overtime shall always be for the Seller’s account.
4.10    Port Charges; Discharge Procedures.
(a)The Buyer shall hold the Seller free and harmless from all port charges and dues, harbour dues, pilotage, crew expenses and light dues (if applicable) calculated with respect to the vessel carrying a Parcel and customarily paid by a vessel at the Port of Discharge.
(b)Notwithstanding the foregoing, the Seller shall ensure that, without cost to the Buyer: (i) each vessel provides all necessary onboard lights for such vessel for night discharging; and (ii) hatches are opened and closed and any beams are removed and replaced at the vessel’s risk as necessary for or in connection with discharging, and time used for such purposes shall not count as laytime used, except that, if the custom of the Port of Discharge does not permit the vessel’s crew to open and close hatches and remove and replace any beams, then such activities shall be performed by shore labour for the Buyer’s account.
(c)The Buyer shall make best efforts to ensure that vessel holds are fully shovelled and swept clean upon completion of discharge and shall instruct stevedores to make best efforts to remove all material. The Seller’s representative shall have the right to visually inspect each vessel’s hold upon completion of discharge to ascertain that all Concentrates have been shovel-cleaned from the hold.
4.11    Stevedore Damage. Stevedores at discharge shall be in the service of the Buyer and all stevedoring and related discharge costs shall be for the Buyer’s account. Damage caused to a vessel by stevedores and/or lighters nominated and/or appointed by the Buyer shall be settled directly between such stevedores and the relevant vessel’s owner. If the stevedores and the vessel’s owner are unable to settle, the Buyer shall cooperate for immediate settlement of such damage.
4.12    Nomination of Vessels
(a)At least 15 days prior to the commencement of any calendar month in which a Parcel is to be shipped hereunder, the Seller shall notify the Buyer of the intended vessel’s name, the approximate quantity of Concentrates to be shipped in such Parcel and the spread

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

of laydays, including the estimated time of such vessel’s arrival at, and the estimated time of its departure from, the Port of Loading, and the estimated date of such vessel’s arrival at the Port of Discharge. At its option, the Seller may subsequently nominate or substitute another vessel, provided that the Seller shall use commercially reasonable efforts to ensure that such vessel has as reasonable a spread of lay days as the initially nominated vessel.
(b)Whenever the Buyer is notified of a vessel in accordance with Section 4.12(a), the Buyer shall advise approval or rejection within the same working day, if at all possible, but in no event shall Buyer’s response exceed two full working days (Saturdays, Sundays and holidays excluded). The only valid ground for such objection shall be if such vessel does not satisfy the requirements of Section 4.08 or if such vessel’s length or draft exceeds the port restrictions for the relevant Port of Discharge.
(c)The Seller shall not charter any vessel to perform shipping under this Agreement from any shipping company if the Seller has a reasonable doubt about whether such company has the financial capacity to carry out its obligations under the Charter Party.
4.13    Notices. Immediately after the departure of each vessel carrying a Parcel from the Port of Loading, the Seller shall notify the Buyer of the tonnage of the Parcel in accordance with the bill of lading, the stowage plan, the name of the vessel and the estimated time of arrival at the Port of Discharge. The applicable Charter Party shall contain a clause stipulating that the master of each vessel shall give the Buyer’s Receiving Agent five notices of the estimated time of arrival at the Port of Discharge ten days, five days, forty-eight hours, twenty-four hours and twelve hours prior to such expected time of arrival.
4.14    Alternative Port. Notwithstanding the foregoing, if the discharge of a Parcel at the appointed Port of Discharge becomes impractical through no fault of the Seller or the vessel, such vessel shall proceed to an alternative safe port (an “Alternative Port”), as notified by the Buyer, where it can safely unload the Parcel. Promptly upon the receipt of such notice from the Buyer, the Seller shall direct the vessel to comply with such notice, so long as the master of the vessel judges such Alternative Port to be safe. If the vessel proceeds to the Alternative Port, any additional freight and other delivery costs incurred by the Seller shall be paid by the Buyer.

5.	TITLE AND RISK OF LOSS
5.01    The Seller’s Warranties on Title. The Seller shall have good and marketable title to the Concentrates to be sold hereunder, free and clear of all liens and encumbrances other than any lien or encumbrance on such Concentrates in the Seller’s inventory for the benefit of (i) RGLD Gold AG under the Amended and Restated Security Agreement [Collateral] dated December 14, 2011 among the Seller, the Guarantor, RGLD Gold AG and Royal Gold, Inc., as amended from time to time, and (ii) any lender, creditor or collateral agent(s) under any secured financing arrangements entered into by the Seller, the Guarantor or any affiliate of the Guarantor from time to time. Upon transfer of title to the Concentrates to the Buyer in accordance with Section 5.02, the Buyer shall receive good and marketable title to the Concentrates, free and clear of all liens and encumbrances, other than any liens or encumbrances on such Concentrates arising from the security interest retained by the Seller in accordance with Section 13.18.

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

5.02    Title and Risk of Loss. Risks of loss for any Parcel shipped to the Buyer hereunder shall pass to the Buyer as such Concentrates pass over ship’s rail at the Port of Loading. Title to any Parcel shipped to the Buyer shall pass from the Seller to the Buyer as that Parcel has been loaded on to the performing vessel at the Port of Loading as per Incoterms, 2010, or in the event the Seller exercises its Advance Payment Option then title shall pass from Seller to Buyer at the time Seller receives the Advance Provisional Payment.

6.	INSURANCE
6.01    Cargo Insurance. The Seller shall obtain and pay for ocean marine cargo insurance on each Parcel shipped hereunder in accordance with the terms and conditions of this Article 6. Such insurance shall be placed with large, well-known, first class companies of good international repute and shall cover All Risks in accordance with Institute Cargo Clause (A) including revised insolvency exclusion clause, S.R.C.C., War Risk and Heating and Spontaneous Combustion Clauses.
6.02    Amount of Coverage. The insurance shall be affected in Dollars in the amount of 110% of the estimated Total Compensation, as set out in the Seller’s Provisional Invoice, and shall be adjusted to 110% of the Total Compensation set out in the Final Invoice. All such insurance shall nominate the Buyer as beneficiary in respect of any loss after the time when the risk of loss passes to the Buyer.
6.03    Period of Coverage. The insurance shall provide coverage from the time the relevant Concentrates pass the ship’s rail at the Port of Loading, until 30 days after discharge of such vessel at the Port of Discharge or until the Concentrates have reached Buyer’s receiving smelter warehouse, whichever is earlier, as long as the Concentrates are in due course of transit.
6.04    Evidence of Insurance. The Seller shall provide to the Buyer the original and duplicate insurance certificates in respect of each Parcel, endorsed in blank.

7.	PRICE
7.01    Compensation for Concentrates. The total compensation payable by the Buyer to the Seller for each Parcel (“Total Compensation”) shipped hereunder shall be equal to the aggregate amount of the payments for Payable Copper, Payable Gold and Payable Silver determined in accordance with Sections 7.02 through 7.04, minus the Deductions specified in Section 7.07.
7.02    Copper Payment. All copper in each Parcel (the “Payable Copper”) shall have a price equal to the average of the daily official London Metal Exchange Grade A Settlement quotations for high-grade copper quoted in Dollars, as published in Metal Bulletin during the applicable Quotational Period but corrected to the official quotations of the London Metal Exchange in the event of printing errors [**] (the “Payable Copper Price”).
7.03    Gold Payment. No payment shall be made for gold in any particular Parcel if the gold content of that Parcel is less than [**] per DMT of Concentrates. If the assayed gold content is [**] per DMT of Concentrates, then the payable gold for each DMT of Concentrates in such Parcel (the “Payable Gold”) shall be:

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

(i)    [**] of the assayed gold content if the gold content is greater than or equal to [**] but less than [**] per DMT of Concentrates; or
(ii)    [**] of the assayed gold content if the gold content is greater than or equal to [**] per DMT of Concentrates but less than [**] per DMT of Concentrates; or
(iii)    [**] of the assayed gold content if the gold content is greater than or equal to [**] per DMT of Concentrates but less than [**] per DMT of Concentrates; or
(iv)    [**] of the assayed gold content if the gold content is greater than or equal to [**] per DMT of Concentrates but less than [**] per DMT of Concentrates; or
(v)    [**] of the assayed gold content if the gold content is greater than or equal to [**] per DMT of Concentrates but less than [**] per DMT of Concentrates; or
(vi)    [**] of the assayed gold content if the gold content is greater than or equal to [**] per DMT of Concentrates but less than [**] per DMT of Concentrates; or
(vii)    [**] of the assayed gold content if the gold content is greater than or equal to [**] per DMT of Concentrates but less than [**] per DMT of Concentrates; or
(viii)    [**] of the assayed gold content if the gold content is greater than or equal to [**] per DMT of Concentrates but less than [**] per DMT of Concentrates; or
(ix)    [**] of the assayed gold content if the gold content is greater than or equal to [**] per DMT of Concentrates, in each case, payable at a price equal to the average of the London Bullion Market Association’s “initial” and “final” daily quotations for gold quoted in Dollars, as published in Metal Bulletin during the applicable Quotational Period, but corrected to the official quotations of the London Bullion Market Association in the event of printing errors (the “Payable Gold Price”).
7.04    Silver Payment. No payment shall be made for silver in any particular Parcel if the silver content of that Parcel is [**] or less per DMT of Concentrates. If the assayed silver content is more than [**] per DMT of Concentrates, then the payable silver for each DMT of Concentrates in such Parcel (the “Payable Silver”) shall be [**] of the assayed silver content, payable at a price equal to the average of the daily London Bullion Market Association’s fine silver spot quotations quoted in Dollars, as published in Metal Bulletin during the applicable Quotational Period, but corrected to the official quotations of the London Bullion Market Association in the event of printing errors (the “Payable Silver Price”).
7.05    Alternate Pricing
(a)In the event that (i) Metal Bulletin ceases to be published, or ceases to publish any quotation referred to in this Article 7 for determining the prices for copper, gold and/or silver, (ii) the London Metals Exchange ceases to quote a price for copper or the London Bullion Market Association ceases to quote a price for gold and/or silver, as the case may

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

be, or (iii) any of such quotations are, in the reasonable opinion of the Seller or the Buyer, no longer internationally recognized as the basis of payments for such metals, then, upon written notice by the Seller or the Buyer to the other, the Seller and the Buyer shall promptly consult with each other with a view toward determining a new basis consistent with the previous method (under this Article 7) for determining the prices for copper, gold and/or silver, as the case may be, with respect to the Concentrates to be sold hereunder.
(b)The prices of copper, gold and/or silver, if quoted in any currency other than Dollars by Metal Bulletin, shall be converted into Dollars using the average daily rate published by the Federal Reserve Board of the United States over the applicable Quotational Period for the purchase of Dollars using the currency quoted in Metal Bulletin. The average price for any such Quotational Period shall be calculated by totalling the Dollar equivalents of the daily prices and dividing such total by the number of pricing days in such period.
(c)If either the Seller or the Buyer notifies the other pursuant to Section 7.05(a) above, the Seller shall then have the right, by written notice to the Buyer, to invoice provisionally (in respect of any of the types of invoices referred to in Article 7.12(a)) at the applicable price(s) applied to the previous shipment of Concentrates sold hereunder prior to such written notice (the “Interim Price”) and the Buyer shall thereafter pay on the basis of the Interim Price until (i) the Seller and the Buyer shall agree on a new pricing basis for the metal(s) concerned or (ii) the Referee has finally determined the price(s) as provided in Section 7.05(d) below, whichever shall first occur. Once agreement is reached pursuant to Section 7.05(a) or determination is made by Referee pursuant to Section 7.05(d), the affected quantities of Concentrates shall be promptly re-invoiced by the Seller based on the new pricing basis for the metal(s) concerned.
(d)In the event that, within 30 days after the date of any notice for consultation pursuant to Section 7.05(a), the Seller and the Buyer shall not have agreed on an alternate basis for determining the price of the copper, gold and/or silver content of the Concentrates to be sold hereunder, as the case may be, either the Seller or the Buyer shall have the right to refer the matter to a Referee for resolution in accordance with Article 12; provided that, during the period of such determination by a Referee, the Seller and the Buyer shall not delay in the complete fulfilment of any obligation hereunder (other than the issuance of any Final Invoice).
7.06    Quotational Period
(a)The Quotational Period with respect to any Parcel shall be:
(i)    [**];
(ii)    With respect to silver, at the election of the Buyer, [**]. The Buyer shall notify the Seller of its election of the Quotational Period for Parcels shipped to it (A) during the first six calendar months of a particular Contract Year, no later than the last day of December immediately preceding the start of such Contract Year, and (B) during the last six months of a particular Contract Year, no later than the last day of June of such Contract Year. Each such election shall apply to all Parcels shipped to the Buyer during the applicable six-month period. If the Buyer fails to

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make such election by the required date, the Quotational Period applicable to the Buyer for the applicable six-month period shall be the immediately preceding Quotational Period applicable to the Buyer or if there is no such previous applicable Quotational Period, [**]; and
(iii)     With respect to gold, [**]. Seller will notify Buyer prior to the start of the quotational period the estimated payable quantity of Gold to be contained in the Concentrate to be shipped. Such quantity shall be fixed over the declared Quotational Period as detailed in the preceding paragraph. Any excess or deficiency of the settlement quantity of Gold Over or Under the quantity provisionally priced per Seller’s advice to Buyer as above shall be settled using a Quotational Period of [**].
(b)[**]
7.07    Deductions. The “Deductions” shall be equal to the net amount of:
(a)the applicable Treatment Charge;
(b)the applicable Copper Refining Charge;
(c)the Precious Metal Refining Charges;
(d)[**] (the amount of which may increase or decrease the Deductions);
(e)for shipments to other than [**], any applicable Freight and Insurance Credit (the amount of which shall increase or decrease the Deductions);
(f)Demurrage or despatch for the Parcel, pursuant to Section 4.07;
(g)Any other amount owing from the Buyer to the Seller or from the Seller to the Buyer in relation to the Parcel under Article 4 and;
(h)any applicable Penalties.
7.08    Treatment Charge. The treatment charge (the “Treatment Charge”) for Concentrates delivered hereunder shall, for each Contract Year, be negotiated and agreed in good faith between the Seller and the Buyer during the 4th quarter of the preceding Contract Year, provided that [**] (the “Benchmark Terms”) [**].
7.09    Copper Refining Charge. The copper refining charge (the “Copper Refining Charge”) for Concentrates delivered hereunder shall, for each Contract Year, be negotiated and agreed in good faith between the Seller and the Buyer during the 4th quarter of the preceding Contract Year, provided that it shall be based upon the Benchmark Terms [**]; provided that if the Buyer and the Seller fail to reach agreement on any Copper Refining Charge within the applicable time period specified above, the matter may be submitted to a Referee for determination for determination under Article 12, and provided, further that any delay in determining a Copper Refining Charge shall not give rise to a right to adjust any Concentrates delivery schedule or excuse any delay in the complete fulfilment of any obligation hereunder (other than the issuance of any Final Invoice).

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7.10    Precious Metal Refining Charges. The refining charges for precious metals applicable to Concentrates delivered hereunder (the “Precious Metal Refining Charges”) shall be as follows:
(a)[**]; and
(b)[**],
and shall apply throughout the term of this Agreement.
7.11    [**].
7.12    Penalties
(a)If at any time and from time to time during the term of this Agreement, based on analysis of any Concentrates hereunder and prevailing industry practice, the Buyer determines that penalties for certain elements or compounds contained in such Concentrates should be imposed, the Buyer may give notice to the Seller setting forth the particulars of the proposed penalties. If the Seller objects to the imposition of such penalties, the Seller shall notify the Buyer of such objection within 30 days following the Buyer’s original notice of the proposed penalties. If the Seller does not notify the Buyer of any such objection within such 30-day period the Seller shall be deemed to have agreed to the penalties proposed by the Buyer. If the Seller does so object, the Parties shall promptly following such objection meet and negotiate in good faith with a view to reaching agreement on any applicable penalties.
(b)If the Parties are unable to agree on the applicable penalties within 30 days after the Seller’s notice of objection referred to in Section 7.12(a), either the Buyer or the Seller may refer the matter for negotiation to its respective senior commercial officers. If an agreement has not been reached by the Parties within 30 days of the matter having been referred to the Parties’ senior commercial officers, the Buyer or the Seller may refer the matter for determination to the Referee in accordance with Article 12. In making such determination, the Referee shall consider any penalties then prevailing in the applicable concentrate market as well as such other factors as the Referee may consider appropriate. Irrespective of the foregoing, however, in making its decision, the Referee shall ensure that the Seller is treated no less favourably than any other seller of concentrates to the receiving smelter.
(c)The penalties to be applied with respect to a Concentrate, if any, as consented to by the Seller, as agreed to by the Parties or as determined by the Referee as contemplated above (in each case, a “Penalty”) shall, unless otherwise agreed by the Parties or determined by the Referee following any reference thereto, apply to all Concentrates delivered hereunder starting with the first shipment in the month in which the Buyer gave the Seller the notice of proposed penalties under Section 7.12(a).

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(d)For the avoidance of doubt, each Penalty shall be imposed in respect of a Parcel only on the basis of final assay results, determined under Article 10, in respect of the relevant Parcel’s content of the element or compound with which the relevant Penalty is associated.

8.	PAYMENT
8.01    Manner of Payment. All payments by the Buyer for Concentrates sold to it hereunder shall be made in Dollars in immediately available and freely transferable funds by means of electronic transfer to such bank account as the Seller may notify to the Buyer from time to time in writing.
8.02    Payment of Total Compensation.
(a)The Total Compensation for each Parcel sold to the Buyer hereunder shall be paid by the Buyer as follows:
(i)    if the Seller has not exercised its Advance Payment Option in respect of such Parcel, the Buyer shall make a provisional payment equal to 90% of the estimated Total Compensation (the “Provisional Payment”) to be paid promptly upon shipment of the Parcel from the Port of Loading (the “Provisional Payment Date”) against the Seller’s Provisional Invoice, subject to receipt by the Buyer in respect of such Parcel of the clean on-board bill of lading; or
(ii)    if the Seller has exercised its Advance Payment Option in respect of such Parcel, the Buyer shall make: (A) an advance provisional payment equal to 90% of the estimated Total Compensation (the “Advance Provisional Payment”) to be paid not later than the date that is seven days before the date of arrival of the relevant nominated vessel at the Port of Loading (“Advance Provisional Payment Date”) against the Seller’s Advance Provisional Invoice, subject to receipt by the Buyer in respect of such Parcel of a holding certificate in a form and wording reasonably acceptable to the Buyer and such other documents as the Buyer may reasonably require; (B) a payment equal to the amount, if any, by which the estimated Total Compensation, as set out in the Seller’s Provisional Invoice, exceeds the amount of the Advance Provisional Payment, to be paid on the Provisional Payment Date against the Seller’s Provisional Invoice, subject to receipt by the Buyer in respect of such Parcel of the clean on-board bill of lading; and
(iii)    a final payment equal to the amount, if any, by which the Total Compensation as set out in the Final Invoice exceeds the sum of the net payments made pursuant to Section 8.02(a)(i) and Section 8.02(a)(ii) (the “Final Payment”), to be paid on or before the third Banking Day after receipt by the Buyer of the Final Invoice. Additionally, interest on payments made pursuant to Sections 8.02(a)(ii) and 8.03(b) shall be included in the Final Invoice.

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(b)If the Advance Provisional Payment is more than the Seller’s Provisional Invoice, the Seller shall make payment to the Buyer of such difference on or before the third Banking Day after receipt by Buyer of the Provisional Invoice.
8.03    Advance Payment Option
(a)For each Parcel, the Seller shall have the right (the “Advance Payment Option”) to receive from the Buyer the Advance Provisional Payment. If the Seller wishes to exercise its Advance Payment Option for any Parcel, the Seller shall give a notice to the Buyer not later than 60 days prior to the first day of the Month of Notified Shipment for that Parcel. If the Seller fails to give such notice to the Buyer by such date, the Seller shall not be entitled to receive Advance Provisional Payment for such Parcel.
(b)If the Seller exercises the Advance Payment Option on a particular shipment, interest on such advance payment shall be calculated from the Advance Provisional Payment Date through to the Provisional Payment Date, at a rate to be mutually agreed between the Buyer and the Seller which shall reflect the Buyer’s then prevailing cost of capital. Such interest due from the Seller to the Buyer shall be included in the Final Invoice.
(c)Notwithstanding the foregoing Section 8.03(a), the Seller shall only be permitted to exercise the Advance Payment Option in respect of a Parcel after the Buyer has gone through its internal credit review. In addition, acceptance by the Buyer of the third-party warehouse where the Concentrates are stored at the Port of Loading, and agreement on documentation evidencing clean title transfer from the Seller to the Buyer shall be required prior to the Seller’s exercise of the Advance Payment Option.
8.04    Provisional Invoices
(a)In respect of each Parcel, the Seller shall, at the Production Facilities or the Port of Loading, determine the full weight and moisture content of the Parcel and conduct a provisional assay of the Parcel, and shall set out the results thereof in a provisional certificate (the “Provisional Certificate”), which shall be delivered to the Buyer together with the Provisional Invoice, and any Advance Provisional Invoice for that Parcel.
(b)For purposes of calculating the amount of the Provisional Payment for a Parcel, the Total Compensation shall be estimated by the Seller based on: (i) the Provisional Payment Certificate; (ii) the Deductions then in effect; and (iii) the Seller’s calculation of the Payable Copper Price, Payable Gold Price and Payable Silver Price using provisional metal prices determined in accordance with Article 7 hereof but based on the daily average price thereof during the Calendar Week prior to the Calendar Week containing the date of the bill of lading for the Parcel. The Seller shall prepare and deliver to the Buyer a provisional invoice (the “Provisional Invoice”) for each Parcel in an amount equal to the Provisional Payment relating thereto, calculated as aforesaid no less than three Business Days before the Provisional Payment Date.
(c)If the Seller has exercised its Advance Payment Option in respect of a Parcel, then, for purposes of calculating the Advance Provisional Payment for that Parcel, the Total Compensation shall be estimated by the Seller on the same basis as set out in Section 8.04(b), except that the applicable metal prices shall be based on the daily average price thereof

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during the Calendar Week prior to the date of the Calendar Week containing the date of the Advance Provisional Invoice. The Seller shall prepare and deliver to the Buyer, no less than three Business Days before the Advance Provisional Payment Date, a provisional invoice (the “Advance Provisional Invoice”) for such Parcel in respect of which the Advance Payment Option has been validly exercised by the Seller in an amount equal to the Advance Provisional Payment relating thereto, calculated as aforesaid.
8.05    Final Payment
(a)For purposes of the Final Payment, the Seller shall prepare its final invoice for each Parcel of Concentrates based on dry weights, assays and the final prices applicable to such Parcel determined in accordance with Articles 7, 9 and 10 hereof, subject to the rounding rules set forth in Section 8.05(b) (the “Final Invoice”), and shall submit such Final Invoice to the Buyer by facsimile or e-mail, promptly after such final data is available. Final Payment for each Parcel of Concentrates sold hereunder, if any is required pursuant to Section 8.02(a)(iii), shall be made by the Buyer by no later than the third Banking Day after receipt by it of the Seller’s Final Invoice. The original of the Final Invoice shall be sent by mail to the Buyer on the same day on which the Seller submits its final invoice by facsimile or e-mail.
(b)The following rounding rules shall apply to determine the Final Invoice:
(i)    Assay quality:
Copper:    round to 2 decimals
Gold:        round to 2 decimals
Silver:        round to 2 decimals
(ii)    Amounts of Payable Copper, Payable Gold, and Payable Silver:
Payable Copper:    round to 3 decimals
Payable Gold:        round to 3 decimals
Payable Silver:    round to 3 decimals
(iii)    Final pricing:
Copper:    round to 2 decimals
Gold:        round to 5 decimals
Silver:        round to 2 decimals
(c)If the Total Compensation as shown on the Seller’s Final Invoice is less than the sum of the payments made by the Buyer to the Seller pursuant to Section 8.02(a)(i) or Section 8.02(a)(ii), the amount of the difference shall be paid by the Seller to the Buyer not

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later than the third Banking Day after the Seller has transmitted its Final Invoice to the Buyer, in good and collectable funds by electronic transfer to the Buyer at such account as the Buyer may direct or, at the option of the Buyer, the Buyer may deduct such amount from sums thereafter becoming due and payable to the Seller under this Agreement.
8.06    Late Payment. In the event that any payment under this Article 8 is not made on the due date thereof, such payment shall bear interest at [**], from and including such due date to but excluding the date on which such payment is received and calculated on the basis of a 360-day year.
8.07    Price Determination in the Event of Loss
(a)In case of total loss or destruction of any Parcel of Concentrates any time after the risk of loss passes to the Buyer but prior to weighing, sampling and moisture determination pursuant to Section 9.01, the Final Invoice shall be based upon the full weights, which the Seller shall have determined, and provisional assays, which the Seller shall have conducted, at the Port of Loading and set out in the Provisional Certificate.
(b)In the case of total loss or destruction of any Parcel of Concentrates any time after the risk of loss passes to the Buyer but prior to arrival at the Port of Discharge, the Date of Arrival of such Parcel shall be deemed to have occurred 35 days after the bill of lading date for purposes of determining Quotational Periods.
(c)In case of partial loss or damage to a portion of the Concentrates in any Parcel prior to weighing, sampling and moisture determination pursuant to Section 9.01, the final invoice for the lost or damaged portion shall be based upon: (i) the full weight as determined at the Port of Loading; and (ii) the moisture content and the weighted average of the final assays for copper, gold and silver (as ascertained by assay in accordance with Article 9 and Article 10), as determined from the portion of such Parcel safely delivered to the Buyer.
8.08    Taxes, Tariffs and Duties
(a)All taxes, tariffs, fees, duties or other governmental fees or charges whether existing or imposed in future, applicable to the Concentrates and/or contained metals sold hereunder or commercial documents relating thereto imposed by the country of origin, or any political sub-division thereof, shall be borne by the Seller.
(b)All taxes, tariffs, fees, duties or other governmental fees or charges whether existing or imposed in future, applicable to the Concentrates and/or contained metals sold hereunder or commercial documents relating thereto imposed or to be imposed in any country in which any Port of Discharge or any receiving smelter is located, or any political sub-division thereof, shall be borne by the Buyer.

9.	WEIGHING, SAMPLING, DETERMINATION OF MOISTURE
9.01    General Procedure
(a)With respect to Parcels shipped to Japan, South Korea, the Philippines, North America (including Mexico), or Western Europe (including Bulgaria) hereunder, the weighing, sampling and determination of moisture for each Parcel shall be carried out in

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accordance with internationally accepted industry standards at the Port of Discharge or at the ultimate receiving smelter in the country, whichever is customary. The Seller and the Buyer shall mutually agree on the person to supervise at these operations, and its costs shall be shared equally.
(b)For shipments to China and India, the Seller and the Buyer shall mutually agree whether each ultimate receiving smelter: (i) has available reliable modern equipment; and (ii) applies accepted standards commonly recognized in the industry, for the purposes of weighing, sampling and determining moisture content of a Parcel. If the Seller and the Buyer agree that a smelter does not satisfy both of these requirements, the weighing, sampling and determination of moisture of each applicable Parcel shall be carried out in accordance with internationally accepted industry standards at the Port of Discharge. If, alternatively, the Seller and the Buyer agree that both of the foregoing requirements are satisfied, the weighing, sampling and determination of moisture shall be carried out in accordance with internationally accepted industry standards at the receiving smelter. In either event, the Seller and the Buyer shall mutually agree on the person to supervise at these operations, and its costs shall be shared equally.
(c)The Buyer shall take all reasonable precautions to prevent handling or other losses of Concentrates between ship’s rail and the point of weighing, sampling and moisture determination pursuant to Section 9.01(a) or Section 9.01(b). The Seller, at its own expense, shall be entitled to be represented at the discharge, weighing, sampling and determination of moisture by an independent surveyor or representative acceptable to the Buyer, such acceptance not to be unreasonably withheld. Failure of the Seller’s representative to be present on any occasion after receipt of reasonable notice from the Buyer shall constitute a waiver of the Seller’s rights of representation on that occasion.
(d)Notwithstanding the foregoing Sections 9.01(a) and 9.01(b), if neither the Port of Discharge of a Parcel nor its ultimate receiving smelter: (i) has available reliable modern equipment; and (ii) applies accepted standards commonly recognized in the industry, for the purposes of weighing, sampling and determining moisture content of a Parcel, the weighing, sampling and moisture determination for such Parcel shall be carried out at the Port of Loading in accordance with accepted industry standards by the Seller at the Seller’s expense during the loading of the carrying vessel and such weights and samples shall govern for final settlement provided, however, that the dry weight so determined minus 0.2% shall govern for settlement purposes.
(e)In the circumstances, in which neither Section 9.01(a) nor Section 9.01(b) applies, the weighing, sampling and moisture determination for a Parcel shall be carried out in accordance with Section 9.01(d).
(f)If weighing, sampling and moisture determination for a Parcel are carried out at the Port of Loading in accordance with Section 9.01(d), the Buyer shall have the right to be represented thereat, at the Buyer’s expense. Failure of the Buyer’s representative to be present on any occasion after receipt of reasonable notice from the Seller shall constitute a waiver of the Buyer’s rights of representation on that occasion.

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(g)If the Seller and the Buyer fail to reach agreement regarding the equipment or standards at a Port of Discharge or a receiving smelter, or regarding the person to supervise weighing, sampling and the determination of moisture content pursuant to Section 9.01(a) or Section 9.01(b), either Party may refer the matter for a decision by a Referee under Article 12; provided that during the period of such determination by a Referee, no obligation to ship or receive Concentrates hereunder shall be delayed, and provided further that, during the period of such determination, the Seller may conduct the weighing, sampling and moisture determination at the Port of Loading for each affected Parcel, the results of which may serve as definitive measurements hereunder, depending upon the outcome of the applicable referral pursuant to Article 12.
9.02    Determination of Dry Weight and Moisture. The dry weight and moisture as determined pursuant to Section 9.01 shall govern for the purpose of final settlement of the Total Compensation for each Parcel.
9.03    Sample Lots. For purposes of sampling, each Parcel of Concentrates shall be divided into separate lots of approximately 500 WMT each, or as otherwise agreed (each a “Lot”), and samples shall be taken from each Lot.
9.04    Number and Handling of Samples. The sample taken from each Lot as specified in Section 9.03 shall be divided into nine equal parts, two for the Seller, two for the Buyer, two for the receiving smelter and three for reserve/umpire. Two reserve samples shall be sealed and retained by the Seller or its appointed representative.
9.05    Penalty Samples. For the purpose of conducting any analysis for elements other than gold, copper and silver (including to determine whether any Penalty should be assessed), nine sets of composite samples shall be taken from each Parcel, two for the Seller, two for the Buyer, two for the receiving smelter and three for reserve. Two reserve samples shall be sealed and retained by the Seller or its appointed representative.

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10.	ASSAYS
10.01    Copper, Gold and Silver Content. The copper, gold and silver content of any Parcel of Concentrates shall be determined in accordance with this Article 10.
10.02    Method for Determining Final Analysis. From the Lot samples taken in accordance with Sections 9.03 and 9.04, assays for each of copper, gold and silver, and penalty elements if applicable, shall be made independently by the respective assayers of the Seller and the Buyer (who shall not at that time be one of the Umpires). The results of such assays shall be exchanged simultaneously on a Lot-by-Lot basis, or composite basis for penalty elements, by mail as soon as possible, on a date mutually agreed upon. If one Party fails to so exchange its assay results, the assay results of the other Party shall be deemed to be conclusive. Determination for gold and silver assays shall be made in accordance with fire assay methods corrected for slag loss and cupel absorption. The mean of such results shall be final and binding upon the Parties hereto if such results show that the differences between the Seller’s and the Buyer’s assays are within the following limits:
Copper:    [**]
Gold:        [**]
Silver:        [**]

10.03    Umpire Assays. If the results of assays described in Section 10.02 show that the difference between the Seller’s and the Buyer’s assays for any of copper, gold or silver or, if applicable, penalty elements in a given Lot exceeds the applicable limit therefor specified in Section 10.02, the matter shall be referred to one of the designated Umpires. The Umpire’s assay shall be made on the basis of one of the reserve samples referred to in Section 9.04, which shall be sent by the Seller or its appointed representative via air freight to the Umpire. The Umpire’s gold and silver assays shall be made in accordance with fire assay methods corrected for slag loss and cupel absorption. The Umpire shall be instructed to advise both the Seller and the Buyer of the results of the Umpire’s assay by facsimile or e-mail and by mail.
10.04    Final Analysis based on Umpire’s Assay. If an Umpire’s assay in respect of an element falls between the applicable assays of the Seller and the Buyer, the mean of the result of the Umpire’s assay and the result of the assay of the Party whose result is nearer to the Umpire’s result shall be final and binding on the Parties. Otherwise, the middle assay of the three assays shall be taken as the agreed assay. The cost of the Umpire’s assay shall be paid by the Party whose assay is further from the Umpire assay. When the Umpire assay is the exact mean of the other two, then these charges shall be shared equally by the Seller and the Buyer.
10.05    Parcel Content. After all per-Lot assays have been completed pursuant to Sections 10.02 through 10.04, the copper, gold and silver content of the relevant Parcel shall be determined based upon the dry weight of the Parcel (determined pursuant to Article 9) and, with respect to each element, the weighted-average of the final assay results for that element for each Lot in the Parcel, determined pursuant to Section 10.02 and 10.04, as applicable. The Buyer and the Seller shall finalize assay quantities of all metals in a given Parcel, including settlement by

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Umpire if necessary, not later than 135 calendar days after the date of the bill of lading for such Parcel.
10.06    Royal Gold Interest. Notwithstanding any other provision hereof, RGL Gold AG or its representatives shall be permitted to, at their own cost, attend any weighing or sampling of any Parcel.

11.	FORCE MAJEURE AND TERMINATION
11.01    Force Majeure
(a)Failure or delay by [**] in the performance of any term, condition or covenant contained herein (other than a failure to make payments required hereunder), shall be excused, if such failure or delay in performance was caused by an act of nature or the elements, disturbance, fire, unavailability of power, water or other items necessary for production, delay or interruption of transportation, war or consequence thereof, insurrection, civil strife or mob violence, export restriction, embargo or similar law, regulation or requirement of any federal, state, provincial or local government or governmental body, expropriation, nationalization or other act of eminent domain, strike, lock-out or other work stoppage, breakdown of equipment or machinery, delays or failure in obtaining materials, supplies or equipment, or any other cause, whether or not similar to those enumerated above, [**], provided that in no event shall a lack of funds constitute a cause [**] and prevention or settlement of any strike or labour disturbance shall not be considered a matter [**]. Each such cause, as aforesaid, shall constitute an Event of Force Majeure and such failure or delay shall be excused until such cause or causes shall have ceased.
(b)Notwithstanding any other provision hereof, in no event shall [**] be obligated to deliver concentrates from other than the Production Facility and [**] shall be obligated to rebuild or repair any damaged or destroyed property in order to fulfill this Agreement.
(c)The Party claiming an Event of Force Majeure shall give prompt notice thereof to the other Parties indicating the nature of such Event, the date of commencement of such Event, and the estimated duration (if possible) of such Event. The Party claiming an Event of Force Majeure shall give further notice to the other Parties (i) from time to time as to the progress in remedying such Event and as to the time that the affected Party expects to resume performance of its obligations hereunder, and (ii) immediately after such Event ceases to have effect.
(d)The following provisions shall apply in the alternative, depending on the duration of an Event of Force Majeure:
(i)    If any Event of Force Majeure continues in effect for a period of 60 consecutive days or less, any affected deliveries of Concentrates hereunder during such period shall be made up as soon as practicable following termination of the Event of Force Majeure.

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(ii)    If any Event of Force Majeure continues in effect for a period of more than 60 days, but less than or equal to 360 consecutive days, then a Party who has received notice of the Event of Force Majeure shall have the option to cancel any of the Concentrates that would have been delivered during such period.
(iii)    If any Event of Force Majeure continues in effect for a period of more than 360 days, then each Party shall have the right to terminate this Agreement.
If an Event of Force Majeure is in effect at the end of the last Contract Year, and has continued for less than 360 days at that time, the term of this Agreement shall herewith be extended until such time that the Event of Force Majeure has ended, or 360 days has elapsed from the start of the Event of Force Majeure, whichever is earlier. Except as provided in the foregoing sentence, no event of Force Majeure shall have the effect of extending the term of this Agreement.
The right to cancel quantities of Concentrates or the right to terminate the Agreement as set forth above shall be made by written notice to the other Parties at any time during the period of the Event of Force Majeure or up to five Business Days following the termination of the period of the Event of Force Majeure.
(e)[**] agree to use all reasonable efforts from time to time and at all times to prevent the occurrence of any Event of Force Majeure, and to cause the termination of any Event of Force Majeure that has occurred. Notwithstanding the foregoing, the settlement of labour disputes shall be entirely in the discretion of the Party affected thereby and there shall be no obligation on the affected Party to test or refrain from testing the validity of any order, regulation or law relating to such labour disputes.
11.02    Termination
(a)If the Seller, the Guarantor or the Buyer materially breaches any material provision hereof (and, for the avoidance of doubt, such breach is not excused by Section 11.01(a)), then if such breach is continuing and has not been reasonably cured by the end of a period of 60 days following written notice of the breach by any Party to the breaching Party, then (i) in the event of a breach by the Seller and/or the Guarantor, the Buyer may terminate this Agreement, effective upon the delivery of written notice to the other Parties, or (ii) in the event of a breach by the Buyer, the Seller may terminate this Agreement, effective upon the delivery of written notice to the Buyer.
(b)Notwithstanding the termination of this Agreement as contemplated hereunder (whether pursuant to Section 11.02(a) or any other provision hereof), each Party shall remain liable for its obligations hereunder which have accrued prior to the date of termination, including all payment obligations.

12.	REFEREES
12.01    Selection of Referees. In the event that a matter is to be submitted to a Referee pursuant to this Agreement, the Seller and the Buyer shall appoint an independent industry expert to act as a single Referee to determine the matter. Any person appointed as a Referee shall be a

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person of sound commercial background and with knowledge of the base metals and concentrates markets. No person who has been an employee, consultant or otherwise provided services (other than as a Referee hereunder) to any Party or any of its affiliates during the five years preceding the reference shall be eligible to act as a Referee. If the Seller and the Buyer are unable to agree on the appointment of the single Referee within five Business Days, then each shall appoint one independent nominator and the Referee shall be appointed by agreement of the two independent nominators. If either the Seller or the Buyer fails to appoint its respective independent nominator within five Business Days after such initial five-Business-Day period, such nominator shall be appointed by the President of the American Arbitration Association and the costs for such appointment shall be paid by the Party failing to appoint such nominator. If the two independent nominators fail to agree on the Referee within five Business Days after the appointment of the second nominator, such Referee shall be appointed by the President of the American Arbitration Association and the costs of such appointment shall be paid equally by the Seller and the Buyer. The individual designated as referee pursuant to this Section 12.01 shall be referred to herein as a “Referee.”
12.02    Submission of Positions. The Seller and the Buyer shall each submit, in writing in English, its respective position to the Referee and to the other Party within five Business Days after the Referee has been appointed. The Seller and the Buyer shall then have a further five Business Days to review the other’s submission and to submit a written rebuttal in English to the Referee (the “Submission Period”).
12.03    Proceeding; Final Determination. Promptly after expiry of the Submission Period, the Referee shall offer such guidance to the Seller and the Buyer, if any, that the Referee considers appropriate with a view toward progressing the negotiations between the Seller and the Buyer. If the Seller and the Buyer fail to agree within 10 Business Days after both the Seller and the Buyer have submitted their respective positions to the Referee, the Referee shall, within five Business Days thereafter, finally determine any such matter by selecting one of such two positions. In making such selection, the Referee shall take account of any basis of negotiations between the Seller and the Buyer set forth in this Agreement with respect to the matter in question. If either the Seller or the Buyer fails to submit its respective position to the Referee prior to the expiry of the Submission Period, the Referee shall promptly following expiry of such period finally determine that the sole position submitted to him shall prevail.
12.04    The Decision. Any decision of the Referee made in accordance with this Agreement shall be final and binding on the Parties and shall apply retroactively to the period for which the Seller and the Buyer were to have reached agreement.
12.05    Costs. Any costs associated with the services of a Referee shall be borne equally by the Seller and the Buyer in the event that agreement is reached by them on a particular issue. If an issue is decided by the Referee, the Party whose position was not selected shall bear all such costs, provided that, if the Referee finds that the other Party acted unreasonably in connection with the matter the Referee may, in his discretion, order that other Party pay all or any portion of such costs.

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13.	MISCELLANEOUS
13.01    Guarantee. The Guarantor unconditionally guarantees the punctual performance when due of the Seller’s obligations under this Agreement; provided that the Guarantor shall be entitled to all rights, privileges, and defences otherwise available to the Seller under the Agreement with respect to such obligations, and provided, further that the Buyer shall not proceed against the Guarantor under this Section 13.01 until demand for performance has been made to the Seller and the Guarantor. Such demand shall be deemed to have been effectively made only if and when notice in writing containing such demand addressed to each of the Seller and the Guarantor is given in accordance with Section 13.09.
13.02    Non-Waiver. No course of performance and no delay or failure by any Party in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies. No single exercise of any right or power shall preclude the further exercise thereof or the exercise of any other right or power hereunder. No right, power or remedy conferred upon any Party by this Agreement shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, except as expressly provided herein. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the Party against whom such waiver is sought to be enforced.
13.03    Assignment
(a)Except as otherwise permitted in this Section 13.03, no Party may grant, assign or transfer any of its rights or obligations hereunder without the prior written consent of, with respect to any assignment by the Seller or the Guarantor, the Buyer, or, with respect to any assignment by the Buyer, the Seller and the Guarantor, and any attempt to assign or transfer, or to effect an assignment or transfer without such consent shall render such attempted assignment or transfer void. Any such assignment with consent shall not relieve the assignor from its obligations under this Agreement to the extent the assignee fails to perform such obligations.
(b)The Buyer may assign its rights and obligations under this Agreement to a wholly-owned subsidiary of the Buyer, provided that prior to such assignment the Buyer, the Seller, the Guarantor and such subsidiary enter into an assignment agreement in form satisfactory to the Seller and the Guarantor pursuant to which (i) the Buyer and the assignee represent and warrant to the Seller and the Guarantor that the assignee is a wholly-owned subsidiary of the Buyer and that such assignment shall not give rise to any increased costs to the Seller or the Guarantor during the remaining term of this Agreement, (ii) such assignment shall automatically terminate if the assignee ceases to be a wholly-owned subsidiary of the Buyer or if the assignment at any time gives rise to any increased costs for the Seller or the Guarantor and termination of the assignment would reduce the Seller’s or the Guarantor’s costs, and (iii) the Buyer agrees that, notwithstanding such assignment, it shall remain liable for all of its obligations under the Agreement to the extent the assignee fails to perform all or any portion of such obligations or in the event of the termination of such assignment as aforesaid.

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(c)The Seller may, without the consent of the Buyer, assign any of its rights and obligations under this Agreement, provided that such assignment is to (i) a successor of the Seller by consolidation, merger or operation of law, (ii) a purchaser of all or substantially all of the Seller’s assets, or (iii) a lender of the Seller as collateral.
13.04    Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns (subject to Section 13.03), and no other person shall have any right or obligation hereunder. Successors and assigns of the Parties hereto shall in no respect be entitled to any right, title or interest to which the assignor is not entitled unless otherwise provided for hereunder.
13.05    Amendments. Any amendment to this Agreement shall only be effective if in writing and executed by or on behalf of each of the Parties.
13.06    No Third-Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement shall be to the benefit of no party other than the Seller, the Buyer and the Guarantor.
13.07    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the state of New York (without regard to its laws relating to any conflict of laws). The United Nations Vienna Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
13.08    Confidentiality
(a)Each Party shall use its best efforts to ensure that the provisions of this Agreement and all information disclosed to it concerning the other Parties and their respective assets and businesses and not otherwise publicly available, and the determination of any matter hereunder by any Referee, Umpire or arbitrator, shall be kept confidential and shall, unless otherwise required by law or the rules and regulations of any stock exchange, not be disclosed without the consent of the other Parties to anyone other than (a) the directors, officers, employees, accountants, consultants, counsel and representatives of each Party, (b) any proposed assignee, (c) any person or entity providing substantial financing to the Seller or the Guarantor, (d) the direct or indirect shareholders of the Seller, (e) any underwriter of securities to be issued by the Buyer, the Guarantor or the Seller, or to a rating agency, (f) in connection with legal proceedings or required filings with government agencies, courts, stock exchanges or other regulatory agencies, or (g) any Umpire, Referee or arbitrator appointed hereunder. If such information is so disclosed to any such person or entity, the disclosing Party agrees to use its best efforts to obtain from such person or entity a covenant for the benefit of each of the Parties hereto to keep such information confidential.
(b)Notwithstanding the foregoing, the Seller may deliver a copy of this Agreement and of each other document prepared in connection herewith to RGL Royalty AG and its affiliates. In addition, the Seller may notify RGL Royalty AG and its affiliates in writing when any dispute arising out of or in connection with this Agreement is commenced in respect of Concentrates and may provide RGL Royalty AG and its affiliates with timely updates of the status of any such dispute and the final decision and award of any Referee, Umpire, court or arbitration panel with respect to such dispute, as the case may

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be. The Seller may also notify RGL Royalty AG and its affiliates in writing upon the occurrence of any Event of Force Majeure under this Agreement and provide RGL Royalty AG and its affiliates with timely updates of the status thereof.
13.09    Notices. All notices, requests, directions and other communications required or permitted by any provision of this Agreement shall be in writing and in the English language and shall be sufficiently given or transmitted if delivered by hand or sent by email or facsimile and addressed (i) in the case of the Buyer, to Louis Dreyfus Company Metals Suisse SA Route de l’Aeroport 29, Case Postale 236, CH-1215, Geneva 15, Switzerland, Attn: Global Head Copper Concentrates, Telephone: , Facsimile: , Email: (ii) in the case of the Seller, to Terrane Metals Corp., 26 West Dry Creek Circle, Littleton, CO, 80120, Attention: Chief Commercial Officer, Facsimile: , Email: and (iii) in the case of the Guarantor, to Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Littleton, CO 80120, Attention: General Counsel, Facsimile: , Email: , or at such other address as may be designated in writing by the applicable Party to the other Parties hereto, as the proper address to which such communications should be delivered to it and shall become effective on the date of receipt by each Party to which it shall be addressed.
13.10    Remedies. Except as otherwise expressly provided herein, no remedy herein conferred upon any Party is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. Notwithstanding any other provision of this Agreement, no Party shall have any liability to the other Parties with respect to any hedging or similar losses any Party may suffer in connection with the transactions contemplated by this Agreement.
13.11    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.
13.12    Arbitration
(a)Any dispute, claim or failure to agree arising out of or relating to this Agreement or any provision hereof, except those specifically identified as being determined by Referee or Umpire, shall be determined by arbitration between the Parties, in accordance with the then prevailing UNCITRAL Arbitration Rules. Except as otherwise expressly provided in this Agreement, arbitration shall be the exclusive method for resolution of the dispute, and the determination of the arbitrators shall be final and binding on the Parties. The Parties agree that they shall give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered by any court having jurisdiction. Each Party shall bear its own costs in any such arbitration, provided that, if the arbitrators find that any Party shall have acted unreasonably they may, in their discretion, award costs against such Party.

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(b)Under no circumstances shall any arbitration required by this Agreement be subject to consolidation for any purpose with any other arbitration involving the Seller and persons other than the Buyer and the Guarantor hereunder.
(c)The number of arbitrators shall be three, each of whom shall be disinterested in the dispute or controversy and shall be impartial with respect to all Parties hereto. The Seller and the Buyer shall each appoint one arbitrator and the third arbitrator shall be appointed in accordance with the then prevailing UNCITRAL Arbitration Rules. If either the Seller or the Buyer fails to appoint its respective arbitrator within 10 Business Days after the matter has been referred to arbitration, or if the two arbitrators fail to agree on the third within 15 Business Days after the appointment of the second, such arbitrator shall be appointed by the American Arbitration Association from its Large Complex Arbitration Panel.
(d)The place of arbitration shall be the City of New York, U.S.A. The arbitration shall be held in camera and conducted in the English language and any documents or portions thereof presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall give effect insofar as possible to the desire of the Parties hereto that the dispute or controversy be resolved in accordance with good commercial practice.
13.13    Consent to Jurisdiction
(a)Each Party hereto hereby irrevocably consents and agrees, for the benefit of each other Party, that any legal action, suit or proceeding against it (i) with respect to enforcement of the provisions set forth in Section 13.12, shall be brought in any federal or state court located in the Borough of Manhattan, The City of New York (a “New York Court”) and irrevocably accepts and submits to the exclusive jurisdiction of such New York Court with respect to any such action, suit or proceeding; and (ii) with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration conducted pursuant to Section 13.12 may be brought in any New York Court and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of such New York Court with respect to any such action, suit or proceeding. Each Party waives any objection that it may have now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings specified in sections (i) and (ii) above brought in any New York Court and hereby further waives and agrees not to plead or claim in any such New York Court that any such action, suit or proceeding therein has been brought in an inconvenient forum and waives any right it may have to trial by jury. No Party shall be relieved from its performance under this Agreement pending any such proceeding.
(b)To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
13.14    Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. Neither this Agreement nor any provision hereof can be

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waived, changed, discharged or terminated except by an instrument in writing signed by the Party against which the enforcement of any waiver, change, discharge or termination is sought.
13.15    Headings. The headings of the respective articles, sections and clauses of this Agreement are inserted for convenience of reference only and shall not be deemed to be a part of this Agreement or considered in construing this Agreement.
13.16    Representations And Warranties
(a)The Seller represents and warrants to the Buyer the following:
(i)    The Seller is a corporation duly organized under the laws of British Columbia, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action (including, but not limited to, approval by the board of directors and, if necessary, stockholders) of the Seller and this Agreement constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.
(ii)    Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereunder shall (i) violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Seller, (ii) violate, be in conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which the Seller is a party or (iii) violate, in any material respect, any statute or law or any judgment, decree, order, regulation or rule of any court or any governmental body applicable to the Seller.
(b)The Guarantor represents and warrants to the Buyer the following:
(i)    The Guarantor is a corporation duly organized under the laws of British Columbia, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action (including, but not limited to, approval by the board of directors and, if necessary, stockholders) of the Guarantor and this Agreement constitutes a valid and binding obligation of the Guarantor enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

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(ii)    Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereunder shall (i) violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Guarantor, (ii) violate, be in conflict with, or constitute a default (or an event of default which, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which the Guarantor is a party or (iii) violate, in any material respect, any statute or law or any judgment, decree, order, regulation or rule of any court or any governmental body applicable to the Guarantor.
(c)The Buyer represents and warrants to the Seller and the Guarantor the following:
(i)    The Buyer is a société anonyme organized under the laws of Switzerland, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action (including, but not limited to, approval by the board of directors and, if necessary, stockholders) of the Buyer and this Agreement constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.
(ii)    Neither the execution and delivery of this Agreement nor the consummation of any or all of the transactions contemplated hereunder shall (i) violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Buyer, (ii) violate, be in conflict with, or constitute a default (or an event of default which, with notice or lapse of time or both, would constitute a default) under any material agreement or commitment to which the Buyer is a party or (iii) violate, in any material respect, any statute or law or any judgment, decree, order, regulation or rule of any court or any governmental body applicable to the Buyer.
13.17    Material Adverse Change.
(a)The Parties hereto agree that, if a Party (the “Notifying Party”) reasonably determines and informs another Party (the “Notified Party”) in writing (with copy to the third Party hereto) that in its reasonable opinion the Notified Party has suffered a material adverse change in its financial condition or creditworthiness when compared to its financial condition or creditworthiness as at the date of the Agreement, the Agreement shall be terminated upon the delivery of such notice. In the event of such notification and termination, no penalties or fees shall apply to any Party as a result solely of the termination.
(b)Notwithstanding the foregoing, each Party undertakes that, prior to delivering a notice of material adverse change to another Party pursuant to Section 13.17(a), it shall

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orally advise the other Parties of its specific concerns and ask the Party experiencing a material adverse change in its financial condition or creditworthiness to seek a cure, whether in the form of credit support or collateral, which, if proposed or implemented, it in its sole discretion may or may not accept.
13.18    Security Interest. The Seller shall retain, and the Buyer hereby grants to the Seller, a security interest in all Concentrates delivered to the Buyer hereunder until such time as the Buyer has made the Final Payment for such Concentrates. Such security interest (i) shall only apply to the extent that any portion of the Final Payment remains outstanding, (ii) shall not affect the Buyer’s right to blend, commingle, treat, process or resell the Concentrates and (iii) shall not apply or attach to any metal produced from such Concentrates and sold in the ordinary course of the Buyer’s business.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

LOUIS DREYFUS COMPANY METALS SUISSE SA
By:	/s/ Paul Shapiro
Name: Paul Shapiro Title: Global Head, Copper Raw Materials
By:	/s/ Hal Didner
Name: Hal Didner Title: Manager
By:	/s/ Thomas Mackay
Name: Thomas Mackay Title: Head of Refined Materials
TERRANE METALS CORP.
By:	/s/ Mark A. Wilson
Name: Mark A. Wilson Title: Chief Commercial Officer
THOMPSON CREEK METALS COMPANY INC.
By:	/s/ Jacques Perron
Name: Jacques Perron Title: Chief Executive Officer

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A-1

Appendix A
DEFINITIONS
In this Agreement, unless the context otherwise requires, the following terms shall have the meanings assigned below. References in the Agreement to the singular include the plural and vice versa. Unless otherwise specified, references in this Appendix A to sections and articles are to sections and articles of the Agreement:
“Advance Provisional Payment” shall have the meaning assigned to it in Section 8.02(a)(ii).
“Advance Provisional Payment Date” shall have the meaning assigned to it in Section 8.02(a)(ii).
“Advance Payment Option” shall have the meaning assigned to it in Section 8.03.
“Advance Provisional Invoice” shall have the meaning assigned to it in Section 8.04(c).
“Agreement” shall mean the Copper Concentrates Sales Agreement to which this Appendix A is attached, including this Appendix A and the other appendices thereto.
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“Alternative Port” shall have the meaning assigned to it in Section 4.14.
“Annual Schedule” shall have the meaning set forth in Section 4.01(c).
“Banking Day” shall mean any day other than a Saturday, a Sunday or a day that is a bank or public holiday in the City of London, England, the State of Colorado, United States of America or the Province of British Columbia, Canada.
“Base Amount” shall mean, with respect to a Contract Year, the DMT of Concentrates to be purchased and sold hereunder in that Contract Year.
“Benchmark Terms” shall have the meaning assigned to it in Section 7.08.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a bank or public holiday in the State of Colorado, United States of America, the State of New York, United States of America or the Province of British Columbia, Canada.
“Buyer” shall have the meaning assigned thereto in the recitals of this Agreement.
“Buyer’s Receiving Agent” shall mean the receiving agent at the applicable Port of Discharge appointed by the Buyer, after notice thereof has been given to the Seller.
“Calendar Week” means a week beginning on a Monday and ending on a Sunday.

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“Charter Party” shall mean the contract of charter or affreightment to be entered into from time to time between the Seller and the owner of a vessel chartered or hired for the shipment of any Parcel pursuant to this Agreement.
“Concentrates” shall mean flotation copper concentrates produced at and originating from the Production Facility.
“Contract Year” shall mean the period of twelve consecutive calendar months commencing on January 1, 2017 or any of the subsequent periods of twelve consecutive calendar months beginning on January 1 of any year during the term of this Agreement.
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“Copper Refining Charge” shall have the meaning assigned to it in Section 7.09.
“Date of Arrival” shall mean with reference to (a) any vessel containing no cargo other than Concentrates sold by the Seller to the Buyer under this Agreement, the date on which the master of the vessel tenders Notice of Readiness to the Buyer as provided for in Section 4.05, or (b) any vessel which is carrying cargo in addition to Concentrates sold by the Seller to the Buyer under this Agreement, the later of the date on which the master of the vessel tenders Notice of Readiness to the Buyer as provided in Section 4.05, and the date on which the discharge of the Concentrates sold by the Seller to the Buyer is actually commenced.
“Deductions” shall have the meaning assigned to it in Section 7.07.
“Dollars” or “$” shall mean the currency of the United States of America.
“DMT” shall mean a dry metric tonne equal to 1,000 kilograms.
“Event of Force Majeure” shall mean an event of the type described in Section 11.01(a).
“Final Invoice” shall have the meaning assigned to it in Section 8.05(a).
“Final Payment” shall have the meaning assigned to it in Section 8.02(a)(iii).
“Freight and Insurance Credit” shall have the meaning assigned to it in Section 4.02(c).
“Guarantor” shall have the meaning assigned thereto in the recitals of this Agreement.
“LIBO Rate” shall mean, for any period, the interest rate per annum for deposits in U.S. dollars for such period which appears on the Reuters LIBOR01 page (or such other page as may replace that page on that service for the purpose of displaying the British Bankers Association Settlement Rates for London interbank deposits in U.S. dollars) at or about 11:00 a.m. London time on the Business Day in London before and for value on the first day of such period, provided that:
(i)if such period is not equal to any period shown on such page, LIBOR shall be the rate determined by interpolation from the rates for the next longer and next shorter periods

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shown on such page, using the number of days as the basis for the interpolation, expressed as a decimal fraction to five decimal places and rounded to the closest fifth decimal; and
(ii)if the LIBO Rate is not published on such day, then the first day preceding such day on which the LIBO Rate is so published.
“Local Holidays” shall mean the national or customary local holidays and Saturdays customarily not worked by the office personnel at the Buyer’s Receiving Agent or at the Port of Discharge of which the Buyer has notified the Seller.
“Lot” shall have the meaning assigned to it in Section 9.03.
“Metal Bulletin” shall mean the publication known as the “Metal Bulletin” and currently published twice a week in London, England, buy the Metal Bulletin Journals Ltd. (a subsidiary of Metal Bulletin plc) (or any replacement thereof published by the same publisher or any successor thereto).
“Month of Notified Shipment” shall have the meaning assigned to it in Section 4.02(a).
“New York Court” shall have the meaning ascribed thereto in Section 13.13.
“Normal Office Hours” shall mean (a) on Monday through Friday, from 08:00 to 16:00, and (b) on Saturday, from 08:00 to 12:00; provided, however, Normal Office Hours shall not include Local Holidays (unless such days are worked).
“Notice of Readiness” shall mean the notice provided when a vessel has cleared customs, obtained free pratique and is in all respects ready to discharge.
“Notified Party” shall have the meaning assigned to it in Section 13.17(a).
“Notifying Party” shall have the meaning assigned to it in Section 13.17(a).
“Parcel” shall mean a tonnage of Concentrates to be shipped hereunder to a particular Port of Discharge in a single voyage of a vessel.
“Parties” shall mean the Buyer, the Seller and the Guarantor, and “Party” shall mean one of them or any of them, as the context requires.
“Payable Copper” shall have the meaning assigned to it in Section 7.02.
“Payable Copper Price” shall have the meaning assigned to it in Section 7.02.
“Payable Gold” shall have the meaning assigned to it in Section 7.03.
“Payable Gold Price” shall have the meaning assigned to it in Section 7.03.
“Payable Silver Price” shall have the meaning assigned to it in Section 7.04.

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“Payable Silver” shall have the meaning assigned to it in Section 7.04.
“Penalty” shall have the meaning assigned to it in Section 7.12(c).
“Port of Loading” shall mean the Port of Vancouver, Canada, or such other port as the Seller may determine.
“Port of Discharge” shall mean, with respect to a particular Parcel, the port named by the Buyer in the notice to the Seller referred to in Section 4.02(a) as the port to which such Parcel is to be delivered.
“ppm” shall mean parts per million.
“Precious Metal Refining Charges” shall have the meaning assigned to it in Section 7.10.
“Production Facility” shall mean the mine, mill and related facilities located near Fort St. James, British Columbia, Canada and known together as the Mt. Milligan Mine, which are currently under development by the Seller.
“Provisional Certificate” shall have the meaning assigned to it in Section 8.04(a).
“Provisional Invoice” shall have the meaning assigned to it in Section 8.04(b).
“Provisional Payment” shall have the meaning assigned to it in Section 8.02(a)(i).
“Provisional Payment Date” shall have the meaning assigned to it in Section 8.02(a)(i).
“Quotational Period” shall mean the applicable period determined in accordance with Section 7.06.
“Referee” shall have the meaning assigned to it in Section 12.01.
“Seller” shall have the meaning assigned thereto in the recitals of this Agreement.
“Total Compensation” shall have the meaning assigned to it in Section 7.01.
“Treatment Charge” shall have the meaning assigned to it in Section 7.08.
“Umpire” shall mean any one of the umpires listed in Appendix C.
“Unit” shall mean one hundredth part of a DMT.
“WMT” shall mean a wet metric tonne, equal to 1,000 kilograms.

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B-1

Appendix B
CHEMICAL SPECIFICATION
The Seller estimates and expects (but does not warrant) that the Concentrates sold to the Buyer shall exhibit approximately the following specifications:

Mineral Element Range		Range
Cu Content in Concentrate	%	23-27
Au	g/dmt	35-90
Ag	g/dmt	70-125
Al2O3%		0.7-1.75
As	ppm	30-240
Bi	ppm	<140
Cd	ppm	<30
Cl	ppm	90-240
F	ppm	60-250
Fe	%	24-34
Hg	ppm	<13
Ni	ppm	50-250
Pb	%	0.005-0.15
Sb	ppm	100-450
Zn	%	0.01-0.2

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.

C-1
Appendix C
UMPIRES
[**]

[**] - Indicates certain information has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted portions.